Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of Fiat Chrysler Automobiles N.V. for the registration of common shares, special voting shares, senior debt securities and subordinated debt securities and to the incorporation by reference therein of our reports dated February 28, 2017, with respect to the consolidated financial statements of Fiat Chrysler Automobiles N.V., and the effectiveness of internal control over financial reporting of Fiat Chrysler Automobiles N.V. included in its Annual Report (Form 20-F) for the year ended December 31, 2016, as amended by Amendment No. 1 to the Annual Report (Form 20-F/A), filed with the Securities and Exchange Commission.

/s/ Ernst & Young S.p.A.
Turin, Italy
May 9, 2017